Filed:  In the Office of Dean Heller, Secretary of State
        November 16, 2000


                       CERTIFICATE OF CHANGE IN NUMBER OF
                       OUTSTANDING SHARES OF COMMON STOCK
                (Pursuant toss.ss.78.207 and 78.209 of the NGCL)


     WHEREAS on November 1, 2000, the Board of Directors of the Topaz Group, Inc. (the "Company") approved resolutions pursuant to which the Company effected a one-for-five (1-for-5) reverse stock split of its Common Stock, par value $.001 (the "Reverse Split"), whereby the number of outstanding shares of the Company's common stock was reduced from Five Million One Hundred Twenty-Two Thousand Six hundred Ninety-Nine (5,122,699) to One Million Twenty-Four Thousand Five Hundred Forty (1,024,540) shares, par value $.001;

     The Company does hereby certify as follows.


1. Currently and prior to effecting the Reverse Split, the Company has 100,000,000 authorized shares of Common Stock, par value $.001.

2. After effecting the Reverse Split, the Company will have 100,000,000 authorized shares of Common Stock, par value $.001.

3. Upon effecting the Reverse Split, the Company will issue one share of Common Stock in exchange for every Five Shares issued prior to the Reverse Split. As a result, the Company will issue One Million Twenty-Four Thousand Five Hundred Forty (1,024,540) shares of Common Stock in exchange for the Five Million One Hundred Twenty-Two Thousand Six hundred Ninety-Nine (5,122,699) shares of Common Stock currently outstanding.

4. No scrip or fractional shares of the Company's Common Stock shall be issued in connection with the Reverse Split. Holders who would be entitled to receive fractional shares hold a number of pre-Reverse Split shares not evenly divisible by five, will be entitled, upon surrender of certificates representing such pre-Reverse Split shares, to the issuance of one whole share for the fractional share such holder would have otherwise received.

5.   Stockholder approval was not required to effect the Reverse Split.

6. The Reverse Split shall be effective immediately upon filing of this Certificate.

                            [Signatures on Next Page]

THE TOPAZ GROUP, INC.


By: /s/                                 By:  /s/
   ----------------------------              ----------------------------
   Name:  Kasem Chitmunchaitham              Name:  Supanee Satasut
   Title: President                          Title: Secretary

Sworn to before me this 8 Nov 2000           Sworn to before this 8 Nov 2000
day of November, 2000                        day of November, 2000

/s/                                          /s/
-------------------------------              ---------------------------------
Notary Public                                Notary Public
Eugenia M. Sidereas                          Eugenia M. Sidereas
Vice Consul of the                           Vice Consul of the
United States of America                     United States of America



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